Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                        MONTHLY REPORT - JUNE 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (24,091.058 units) at May 31, 2004               $ 35,463,955
Additions of 57.537 units on June 30, 2004                             82,145
Redemptions of (208.937) units on June 30, 2004                      (298,299)
Offering Costs                                                        (25,876)
Net Income (Loss) - June 2004                                      (1,043,348)
                                                                 ------------

Net Asset Value (23,939.658 units) at June 30, 2004              $ 34,178,577
                                                                 ============

Net Asset Value per Unit at June 30, 2004                        $   1,427.70
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (161,097)
    Change in unrealized                                             (337,485)

  Gains (losses) on forward contracts:
    Realized                                                       (1,079,132)
    Change in unrealized                                              596,821
  Interest income                                                      29,730
                                                                 ------------

                                                                     (951,163)
                                                                 ------------

Expenses:
  Brokerage fee                                                        87,141
  Performance fee                                                           0
  Operating expenses                                                    5,044
                                                                 ------------

                                                                       92,185
                                                                 ------------

Net Income (Loss) - June 2004                                   $  (1,043,348)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on June 30, 2004                        $  1,427.70

Net Asset Value per Unit on May 31, 2004                         $  1,472.08

Unit Value Monthly Gain (Loss) %                                       (3.01)%

Fund 2004 calendar YTD Gain (Loss) %                                    3.63 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Making the best of a difficult environment...

June was another month of choppy, range-bound trading resulting in negative performance. The market impact of unfolding events in Iraq has diminished greatly, and many traders were reluctant to take positions ahead of the Fed's June 30 interest rates announcement. Absent any other significant news, the markets remained trendless and did not provide the opportunities we need to produce positive returns.

We are very aware that some market environments are more productive than others, but as trend followers we must have the discipline to remain engaged in trendless markets in order to realize the potential of trends when they do emerge. This is why we have to experience extended periods of flat or negative performance while we await the markets' next move. Such periods are never comfortable, but understanding that they are a normal part of a medium- to long-term investment strategy may make them a little more bearable.

If you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO